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                                                                    EXHIBIT 99.1


                                                        FOR INFORMATION CONTACT;
                                                     Gary Simpson (650) 424-5782
                                                    gary.simpson@corp.varian.com

                                                           FOR IMMEDIATE RELEASE
                                                               November 20, 1998



VARIAN ASSOCIATES ADOPTS STOCKHOLDER RIGHTS PLAN

     Palo Alto, Calif. Varian Associates, Inc. (NYSE/VAR), today announced that its Board of Directors has adopted a Stockholder Rights Plan under which the company has declared a dividend of one right for each outstanding share of Varian common stock, payable to shareholders of record as of the close of business on December 4, 1998. The plan is similar to stockholder rights plans adopted by many other public companies, and to an earlier Varian plan which lapsed in 1996.

     According to Vice President and General Counsel Joseph B. Phair, the plan is a proactive step intended to protect Varian and its stockholders against unfair or coercive takeover tactics and offers that may not provide adequate value. Varian is currently in a period of transition due to its proposed reorganization providing for the split of its core businesses into three public companies in early 1999.

     "The plan provides the Board of Directors with an increased ability to protect stockholder interests during this critical period," said Phair. "It also offers added protection for the company to pursue its business strategies following the reorganization. In essence, it provides the Board with the leverage and flexibility necessary to respond to an unfavorable takeover bid."

     The rights will trade automatically with the company's common stock and would not be exercisable until triggered by a person or group acquiring 15% or more of Varian's stock, or commencing a tender offer for such shares. Once triggered, the rights would become exercisable and trade separately from the common stock.

     If any person or group crosses the 15% ownership threshold, all other rightsholders would be entitled to acquire additional shares of Varian common stock at a 50% discount while the rights held by the acquirer would become void. "The prospect of the significant economic dilution should preclude even the most aggressive acquirer from crossing the threshold," said Phair. "And it should encourage all prospective acquirers to pursue negotiations with Varian's Board of Directors or to communicate directly with Varian's shareholders without first acquiring a significant ownership position."

     According to Phair, the rights should not interfere with a transaction that the board determines is in the best interests of Varian and its stockholders because the rights may be redeemed by the board for $0.001 per share at any time prior to a person or group becoming a 15% holder of the company's shares. He added that the rights agreement does not in any way weaken Varian's financial strength or interfere with its business plans. The issuance of the rights
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has no dilutive effect, will not affect reported earnings per share, is not taxable to Varian or its stockholders, and will not change the way in which the Company's shares are traded.

     A letter providing additional details of the rights plan will be mailed to stockholders in early December.

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Palo Alto-based Varian Associates, Inc., is a diversified $1.4 billion, high-
technology company with core businesses in health care systems, semiconductor equipment, and analytical instruments that provide products and services to worldwide markets.

Press announcements and other information about Varian are available on the World Wide Web at the URL http://www.varian.com

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